Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR THIRD QUARTER OF FISCAL 2012

LAUREL, Miss. (August 28, 2012) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the third fiscal quarter and nine months ended July 31, 2012.

Net sales for the third quarter of fiscal 2012 were $624.9 million compared with $511.2 million for the same period a year ago. For the quarter, the Company reported net income of $28.7 million, or $1.25 per share, compared with a net loss of $55.7 million, or $2.51 per share, for the third quarter of fiscal 2011.

Net sales for the first nine months of fiscal 2012 were $1,737.7 million compared with $1,418.2 million for the first nine months of fiscal 2011. Net income for the first nine months of fiscal 2012 totaled $44.6 million, or $1.94 per share, compared with a net loss of $105.5 million, or $4.77 per share, for the first nine months of last year.

“Sanderson Farms’ financial results for the third quarter of fiscal 2012 reflect improved market conditions when compared to last year’s third quarter,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Market prices for poultry products were higher than the third quarter of fiscal 2011, as the Georgia Dock whole bird price reached historic high prices during the quarter. These prices reflect steady retail grocery store demand and lower production. In addition, market prices for wings continued a strong counter seasonal upward trend. While retail grocery store demand has remained steady, food service demand remains sluggish, keeping the market price for boneless breast meat under pressure during the third quarter. Boneless breast meat prices have strengthened during August.”

Market prices for poultry products were higher in the third quarter of fiscal 2012 compared with prices in the third quarter of fiscal 2011. As measured by a simple average of the Georgia dock price for whole chickens, prices increased 8.6 percent compared with the third quarter of fiscal 2011. Boneless breast prices improved when compared to last year’s third fiscal quarter, averaging 14.7 percent higher than the prior-year period, but still remained relatively weak given sluggish food service demand. Jumbo wing prices averaged $1.59 per pound for the third quarter of fiscal 2012, up 104.2 percent from the average of $0.78 per pound for the third quarter of fiscal 2011. The average quoted market price for bulk leg quarters increased approximately 12.2 percent for the quarter. Cash prices for corn delivered to the Company decreased 5.7 percent compared with the third quarter a year ago, while the price for soybean meal delivered to the Company increased 8.2 percent. For the nine months ended July 31, 2012, the Company’s cash prices for corn decreased 1.2 percent and soybean meal decreased 2.5 percent when compared to the nine months ended July 31, 2011.

“While market conditions improved during our third fiscal quarter compared to last year’s third quarter, the Company and our industry face a challenging environment going forward,” added Sanderson. “Market prices for grain are at historic highs, and ongoing drought conditions across much of the country have created considerable uncertainty regarding this year’s corn and soybean

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SAFM Reports Results For Third Quarter of Fiscal 2012

August 28, 2012

crops. While the quantity available and prices we will pay for grain during the coming months will ultimately depend on this year’s final crop performance, prices are certain to be much higher than those paid for grain this fiscal year. Based on current markets, cash paid for feed grains would be approximately $61.1 higher during fiscal 2012 compared to fiscal 2011. We have priced little of our grain needs going forward, and will remain on the market for our needs for now.”

“While market prices for chicken remain higher than they were last year and have strengthened over the past few weeks, they are not high enough to offset what we now expect to be significantly higher input costs during the coming months. In light of these costs, beginning August 6, 2012, we reduced our egg sets by two percent across all Company divisions to lessen the impact of the higher grain costs we are facing. This reduction was in addition to the four percent reduction started January 1, 2012, and we will run our plants at six percent below capacity until market conditions improve.”

“Despite challenging market conditions, we remain confident in the long term success of the Company and our industry,” added Sanderson. “We also remain confident in and committed to our growth strategy. Toward that end, we announced today we have selected Nash County, North Carolina, as the site for a future new poultry complex. We have purchased land near Rocky Mount, North Carolina, on which a new hatchery will be built, and we own options to purchase property on which spray fields that will form a part of a waste water treatment facility will be located. However, the timing of building that complex remains on hold until market fundamentals improve, including sufficient confidence that the global supply of feed grains will be adequate to meet world demand at reasonable prices. In addition to market conditions, construction of the Nash County facilities remains subject to other contingencies such as obtaining the land on which the processing plant will be built, obtaining the necessary permits to construct and operate the facilities, and obtaining acceptable economic incentive packages from the State of North Carolina and the local government.”

Sanderson Farms will hold a conference call to discuss this press release today, August 28, 2012, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through September 6, 2012. Those without internet access or who prefer to listen via telephone may call 888-726-2458, access code 2613435.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form10-K for the year ended October 31,2011 and its subsequent Quarterly Reports on Form 10-Q filed with the SEC, and the following:

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SAFM Reports Results For Third Quarter of Fiscal 2012

August 28, 2012

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could impact the supply of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. Most of the factors described above cannot be controlled by the Company. When used in this press release, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include (but are not limited to) statements of the Company’s belief about future earnings, expansion plans, sales, production, and expenses, including feed grain costs.

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SAFM Reports Results For Third Quarter of Fiscal 2012

August 28, 2012

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2012	2011	2012	2011
Net sales	$624,854	$511,169	$1,737,726	$1,418,243
Costs and expenses:
Cost of sales	555,240	556,596	1,600,145	1,500,901
Live inventory adjustment	0	22,000	0	22,000
Selling, general and administrative	20,704	17,009	56,772	54,233

	575,944	595,605	1,656,917	1,577,134

Operating income (loss)	48,910	(84,436)	80,809	(158,891)
Other income (expense):
Interest income	3	8	9	38
Interest expense	(1,999)	(2,023)	(7,387)	(3,970)
Other	5	4	(560)	501

	(1,991)	(2,011)	(7,938)	(3,431)

Income (loss) before income taxes	46,919	(86,447)	72,871	(162,322)
Income tax expense (benefit)	18,198	(30,764)	28,274	(56,807)

Net income (loss)	$28,721	$(55,683)	$44,597	$(105,515)

Basic earnings (loss) per share	$1.25	$(2.51)	$1.94	$(4.77)

Diluted earnings (loss) per share	$1.25	$(2.51)	$1.94	$(4.77)

Dividends per share	$0.17	$0.17	$0.51	$0.51

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SAFM Reports Results For Third Quarter of Fiscal 2012

August 28, 2012

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	July 31, 2012	October 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,621	$11,075
Accounts receivable, net	88,278	94,021
Inventories	233,355	211,753
Refundable income taxes	0	88,512
Deferred income taxes	2,729	6,357
Prepaid expenses and other current assets	31,273	26,240

Total current assets	382,256	437,958
Property, plant and equipment	976,184	939,535
Less accumulated depreciation	(476,945)	(434,030)

	499,239	505,505
Other assets	3,065	5,058

Total assets	$884,560	$948,521

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$124,237	$102,556
Current maturities of long-term debt	11,106	11,106

Total current liabilities	135,343	113,662
Long-term debt, less current maturities	145,437	273,670
Claims payable	4,000	3,300
Deferred income taxes	56,228	50,989
Stockholders’ equity:
Common stock	22,971	22,872
Paid-in capital	134,198	130,528
Retained earnings	386,383	353,500

Total stockholders’ equity	543,552	506,900

Total liabilities and stockholder’s equity	$884,560	$948,521

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